Exhibit 10.4
TITAN MACHINERY INC.
Description of Long-Term Incentive Plan

The Compensation Committee of Titan Machinery Inc. (the “Company”) approved a long-term incentive plan, the “Plan”, in which the each of the chief executive officer and president are entitled to receive a Performance Award for a number of shares of the Company’s common stock determined by dividing the award value, which is one half of a Participant’s base salary at the date of grant, by the closing trading price of the Company’s common stock on the date of grant (the “Performance Awards”).
The Performance Awards will vest in relation to achievement of threshold and target average after-tax return on equity (“ROE”) levels for the specified three-year performance period, as follows:

Level of Performance	Percentage of Performance Award Vested
Below Threshold ROE	0%
Threshold ROE	25%
Target ROE	100%
ROE performance between the Threshold and Target levels will result in vesting of a pro rata portion of the Performance Award.
Pursuant to the terms of the Plan, the Company’s chief executive officer and president were each granted a Performance Award with a maximum value of 13,797 shares of the Company’s common stock on June 2, 2014. The Performance Awards will have a performance period beginning with the Company's 2015 fiscal year and ending with the Company's 2017 fiscal year.